SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):   JANUARY 29, 1997
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                      BANGOR HYDRO-ELECTRIC COMPANY
           ----------------------------------------------------
          (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
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 (State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
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(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   207-945-5621
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Current Report, Form 8-K                       Date of Report
BANGOR HYDRO-ELECTRIC COMPANY                  FEBRUARY 19, 1997
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ITEM 5.  OTHER EVENTS
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     Maine Yankee Atomic Power Company.  The Company is the owner of 7 percent of the common stock of Maine Yankee Atomic Power Company ("Maine Yankee"), which owns the Maine Yankee nuclear generating plant at Wiscasset, Maine (the "Plant"). As previously reported, the Plant has been limited to operating at 90 percent of capacity since early 1996 pending the resolution of issues relating to investigations initiated by the United States Nuclear Regulatory Commission ("NRC") and has been off line since December 6, 1996 to address cable-separation and associated issues. The NRC Regional Administrator has informed Maine Yankee that prior to restarting the Plant, he must agree that the Plant is sufficiently prepared for resumption of operations. While the Plant has been out of service Maine Yankee, having previously detected indications of minor leakage in a small number of the Plant's 38,000 fuel rods, used the opportunity to inspect all of the Plant's 217 fuel assemblies (which are "bundles" of fuel rods). As a result of the inspection, Maine Yankee has determined that all of the fuel assemblies manufactured by Westinghouse currently in the nuclear reactor core (about one-third of the total) will have to be replaced before the Plant is restarted. Therefore, the Plant will now continue off-line for refueling - a process that had not been scheduled until later in the year. Maine Yankee will also make use of this outage to inspect the steam generators for deterioration beyond that which was repaired during a year-long outage in 1995. Degradation of steam generators of the age and design of those in use at Maine Yankee has been identified at other plants. The Company cannot predict how long Maine Yankee will remain out of service.

          Maine Yankee has engaged Entergy Corporation ("Entergy"), a Louisiana-based utility holding company and leading nuclear plant operator. Officials from Entergy assumed management positions at the Plant on February 10, 1997.

     On January 29, 1997, the NRC announced that it had placed the Plant on its "watch list," in "Category 2," which includes plants that display "weaknesses that warrant increased NRC attention," but which are not severe enough to warrant a shut-down order. The NRC has indicated that its watch list reserves Category 1 for plants that are no longer "problem facilities," but are still being monitored, and Category 3 for plants that have been ordered to shut down and demonstrate "substantial improvement" before the NRC permits a restart. Plants in Category 2 remain in that category "until the licensee demonstrates a period of improved performance." The Plant is one of 14 nuclear units on the watch list released by the NRC on January 29 and one of six listed there for the first time. The NRC regulates slightly over 100 civilian nuclear power plants in the United States.

     Impact on the Company. The Company has been incurring incremental replacement-power costs of approximately $1 million per month while the Plant has been out of service and expects such costs to continue at least at the same rate until the Plant returns to service. In addition, the Company is responsible for 7 percent of whatever additional costs are necessary to return the Plant to service. In December 1996 the Maine Yankee board of directors approved about $30 million in additional O&M costs for 1997 (in addition to incremental capital costs), and, while revised budgets have not been approved, those costs are now likely to be greater.

           The worsening of the Company's financial condition caused by the ongoing Maine Yankee problems is causing the Company to increase its focus on reducing costs and increasing revenue. As an important part of this effort, as previously reported the Company is aggressively attempting to mitigate the impact of the uneconomic power purchases it is required to make from a trash-to-energy plant in Orrington, Maine (the Penobscot Energy Recovery Company, or "PERC"). Efforts to resolve this matter are being accelerated, but the Company cannot predict whether these efforts will be successful.

          Efforts to increase revenue include innovative pricing and marketing in order to increase sales, and initiatives for the provision of other services. While the Company is experiencing some success in these areas and believes these efforts must continue, the benefits of this strategy are longer-term and are not likely to substantially offset the impact of the current challenges posed by the Maine Yankee problems. Therefore, the Company is also preparing to submit a request for a rate increase with the Maine Public Utilities Commission ("MPUC"). As the Company has stated on prior occasions, it does not believe that an overall increase in its rates is in the Company's long-term best interests for success in the emerging competitive environment. Nevertheless, the short-term need for greater revenue requires some form of increased rates. The Company intends that any such increase would be held to a minimum. It is unlikely that any increase will take effect before early 1998. The Company's most recent overall rate increase took effect in January 1992.

          The Company's above-mentioned deteriorating financial condition, combined with the uncertainty about the timing and the level of success of the strategies being implemented to address it, increases the likelihood that the Board of Directors must carefully review the sustainability of its current dividend payout. The next occasion for the Board of Directors to consider the declaration of dividends will be at the March 1997 meeting, presently scheduled to be held on March 19, 1997. In addition, as previously reported, various agreements with the Company's lenders include covenants restricting the payment of dividends and requiring compliance with other financial tests, and the likelihood that the Company will be unable to meet the requirements of these covenants is increasing.

     Potential Voter Referendum on Maine Yankee. A Maine-based citizens group has announced the commencement of an effort to force a voter referendum on Maine Yankee. The announced intention was originally to force the permanent shutdown of the Plant in the year 2000. That intention has evidently been modified to propose that the Plant be required to shut down permanently at the end of its current operating license in 2008. The Company cannot predict the outcome of any such referendum.




                                   BANGOR HYDRO-ELECTRIC COMPANY



                                   by  /s/ Frederick S. Samp
                                     -----------------------
                                     Frederick S. Samp
                                     Chief Financial Officer

Dated:  February 19, 1997